UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Trian Partners Parallel Fund II, L.P.

Trian Partners Parallel Fund II GP, L.P.

Trian Partners Parallel Fund II General Partner, LLC

Trian SPV (SUB) I, L.P.

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

Gregory J. Norman

Peter H. Rothschild

Michael F. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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280 Park Avenue New York, NY 10017 (212) 451-3000

July 19, 2006

Dear Fellow Shareholder,

William Johnson and the Heinz Board can't run on their record of disappointing financial results and underperforming shareholder returns. Under their failed stewardship over the course of their abysmal 8-year record of value destruction, Heinz's stock price collapsed from $54.50 in 1998 (when Mr. Johnson became CEO) to $33.70 in 2006 (when rumors began about activist involvement in Heinz stock), despite five restructurings. During this same period, the Board rewarded Mr. Johnson handsomely in salary, bonuses, stock options, restricted stock awards and other perquisites. Since Mr. Johnson became CEO in 1998, his total compensation has increased 34% while the Company's stock price has decreased 30%. When was the last time you received a generous raise for failing to perform at your job?

The Trian Group's minority slate of five highly qualified, independent and experienced nominees is committed to the revitalization of Heinz. Our single objective is the enhancement of long-term shareholder value. The Trian Group's ownership of approximately fifteen times as many shares as all of Heinz's directors and executive officers combined should make it obvious whose interests are really aligned with all shareholders. The enclosed booklet provides additional information about the background and qualifications of our five nominees. Each of our five nominees brings a diverse array of critical operational skills, fresh perspectives and a proven track record to the board room. We urge you to give this information your careful consideration, and then vote to elect all five of our energetic nominees who are dedicated to improving Heinz’s operations and stock price and to holding management accountable for its performance. Protect your interests in Heinz by signing, dating and returning the enclosed GOLD proxy card today.

We have also included, for your information, a copy of a letter recently sent by Trian to the Heinz Board detailing the extensive litigation in which members of the current Board have been involved.

On behalf of the Trian Group,

Nelson Peltz	Peter May	Edward Garden	Thomas E. Sandell

Note: Investment funds and accounts managed by Trian Fund Management, L.P., together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) are collectively referred to as the “Trian Group.” Heinz's stock prices of $54.50 and $33.70 are as of April 30, 1998 and February 6, 2006, respectively, as posted on the Company's website. Share prices are not adjusted for dividends or the spin-off of assets to Del Monte in December 2002 (Heinz's shareholders received approximately $3.45 in value, in Del Monte shares, per Heinz share as part of this transaction). April 30, 1998 marked the beginning of William Johnson's tenure as Chief Executive Officer. February 6, 2006 marked the beginning of a period during which the Company's average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Since that date, share prices have increased. Heinz's 30% stock price decrease reflects the decrease in the Company's stock price from fiscal year-end 1999 through fiscal year-end 2006. Mr. Johnson's 34% increase in total compensation reflects amounts awarded in fiscal 2006 compared to fiscal 1999.

A definitive proxy statement regarding this proxy solicitation by the Trian Group has been previously filed with the Securities and Exchange Commission. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com.

IMPORTANT

The Trian Group considers the vote of ALL shareholders to be very important, no matter how many or how few shares you own.

       If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to the Trian Group, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your shares voted (instructions are on your GOLD proxy card).

       If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the GOLD proxy card as soon as possible.

       After signing and returning the enclosed GOLD proxy card, we urge you NOT to return Heinz's White proxy card because only your latest dated proxy card will be counted.

       If you have previously signed and returned a White proxy card to Heinz, you have every right to change your vote. You may revoke any proxy card already sent to Heinz by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If you have any questions concerning the enclosed information, would like to request additional copies of the proxy statement or need help voting your shares, please visit the Trian Group's informational website: www.enhanceheinz.com or contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
Shareholders Call Toll-Free: (877) 456-3442
Banks and Brokers Call Collect: (212) 750-5833

THE RIGHT PEOPLE

THE RIGHT PLAN

THE RIGHT TIME

A definitive proxy statement regarding this proxy solicitation by the Trian Group has been previously filed with the Securities and Exchange Commission. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com. The Trian Group has not sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation materials.

We, at the Trian Group, would like to take this opportunity to introduce our 5 nominees for election to the Heinz board of directors.

We believe that they represent the combination of talent, expertise and vision that the Heinz board needs and that Heinz and its shareholders deserve. We see their election as a necessary step in our efforts to help revitalize the company and unlock the values represented by its powerful brands and worldwide reach.

We are not seeking control of Heinz.

We are proposing the election of a minority slate of 5 candidates to a 12 member board. If elected, our 5 nominees are committed to using their operational experience to help the board refocus the company on its strengths and enhance the value of Heinz stock for all shareholders. We have been successful in achieving positive results in similar situations at other companies, and we are convinced Heinz can be restored to greatness for the benefit of all of its constituencies.

Our 5 nominees have the talent.
They have the experience.
They have the vision.
They have the passion.

All we ask is a clear mandate from you, our fellow shareholders, for the election of our 5 nominees to the Heinz board.

THE RIGHT PEOPLE

The qualifications of our 5 nominees are detailed in the proxy statement we sent you previously. We urge you to consider their accomplishments:

Nelson Peltz and Peter May

Two of our nominees, Nelson Peltz and Peter May, have a long track record of working with management teams to improve financial results and build shareholder value. Messrs. Peltz and May have been business partners since 1972 and have historically invested in U.S. companies with a view toward working closely with and properly incentivizing management to maximize free cash flow. For example, Messrs. Peltz and May acquired a controlling interest in Triangle Industries in 1983 for $72 million. Under their stewardship, the company grew to be a Fortune 100 industrial company 1 and one of the world’s largest packaging manufacturers with 24,000 employees and more than 100 manufacturing facilities. With a lean management structure and an enterprise-wide focus on the top line, they enhanced its profitability and eventually sold it to Pechiney S.A. for an enterprise value of approximately $4.2 billion.

Back in 1986, Business Week had this to say about them: “Peltz and May are, in short, what the U.S. needs more of: entrepreneurs with long-term vision. By force of example, they are demonstrating that what industrial America may need most is a vigorous application of aggressive lean management highlighted by a willingness to invest, a commitment to basic markets, and a determination to make products that customers find worth buying. These are straightforward, traditional precepts that much more of the country’s industry should start to relearn.” 2 We believe that their successes since then, including the highly successful turnaround of Snapple Beverage Corp., and the growth of the Arby’s restaurant business, have shown that they have only improved with age.

Edward P. Garden

Edward P. Garden is Vice Chairman of Triarc Companies, Inc., an NYSE listed company that owns Deerfield & Co. LLC, an alternative asset manager. Mr. Garden is responsible for corporate development activities and oversees the operations and growth of Deerfield. Under Mr. Garden’s leadership, in the two years since it was acquired by Triarc, Deerfield has grown assets under management by over 50% to $12.3 billion. In November 2005, Mr. Garden co-founded, along with Messrs. Peltz and May, Trian Fund Management, L.P., an institutional asset management firm. Earlier in his career, Mr. Garden was a successful investment banker with Credit Suisse First Boston, BT Alex Brown and Bankers Trust, where he provided strategic advisory services to clients, executed both debt and equity financings and managed key client relationships.

Michael Weinstein

Michael Weinstein was the CEO of the beverage division of Triarc Companies, Inc. when it acquired Snapple from Quaker Oats for $300 million in 1997. At the time, the brand was sinking, rapidly losing both market share and money. According to the Harvard Business Review, under Mr. Weinstein’s leadership, “...Snapple responded almost immediately to Triarc’s management. Sales, which had been declining 20% a year, turned flat within three months of Triarc’s purchase.” 3 Another commentator, focusing on operational initiatives, had this to say: “They have revitalized the brand by strengthening the distribution agreements, introducing new products and packaging, and returning to the marketing approach that has been vital to the success of the brand.” 4 Not only did Mr. Weinstein stop the hemorrhaging at Snapple, but in the space of 3 years, Snapple became so successful that it, along with other, smaller beverage brands, was sold to Cadbury Schweppes plc for an enterprise value of nearly $1.5 billion. Following the sale of Snapple, Mr. Weinstein served as President, Global Innovation and Business Development for Cadbury Schweppes, a leading multinational beverage and confectionary company. Mr. Weinstein is currently the Chairman of INOV8 Beverage Company LLC, a marketer and developer of beverage products he co-founded in 2005.

Greg Norman

Greg Norman may not need an introduction, but you may not be aware that off the golf course he is a highly successful entrepreneur. As Business Week noted, “In the business arena, Norman has achieved a level of success matched by few other golfers.” 5 Mr. Norman is Chairman and Chief Executive Officer of Great White Shark Enterprises, Inc., a privately held multinational corporation that he founded in 1993. Today, Great White Shark is comprised of multiple companies and divisions including golf course design, real estate development, turfgrass, apparel, wine, restaurants and event management. Mr. Norman’s apparel line, the Greg Norman Collection, is a leading worldwide marketer and distributor of men’s sportswear, golf apparel and accessories, that has nearly $100 million in annual sales. His Greg Norman Estates is the largest exporter of premium Australian wine in the world. Medallist Developments, a joint venture between Mr. Norman and Macquarie Bank Ltd. of Australia, has more than 16,000 residential units built or under construction in the U.S., Australia and South Africa, and Greg Norman Golf Course Design has more than 100 golf courses completed or in development in more than two dozen countries on five continents.

Each of our 5 nominees has achieved notable success in his field. They each have a proven track record of creating results and are eager to get to work on behalf of all Heinz shareholders.

THE RIGHT PLAN

We put a considerable amount of time, talent and energy into our analysis of Heinz prior to investing. We are confident that our action plan for Heinz, details of which are available on our website: www.enhanceheinz.com, is the right one, and that working with other board members, our goals can be achieved. Our action plan envisions cost cutting, marketing enhancements, and a sharpened strategic focus. It anticipates enhancing shareholder returns by more aggressively returning capital through increased share repurchases while maintaining Heinz’s target dividend payout ratio of approximately 60%. Our confidence in and our commitment to this plan is evidenced by our investment of over $750 million in Heinz stock.

We believe that the company can produce returns significantly greater than those being delivered by the current management and board.

We have outlined a path to those returns. Heinz management quickly adopted a watered-down version of our plan only days after we made it public – validating in substance our views.

We are convinced this is the right plan for Heinz, and that the election of all 5 of our nominees will serve as a clear mandate from Heinz shareholders to management and the board for making this plan a reality.

THE RIGHT TIME

Heinz has underperformed for too long. Heinz shareholders have endured the lackluster results posted by current management for more than eight years. It is time for the Heinz board to stop management’s aimless and expensive stumbling from one failed strategy to the next; to stop management’s substitution of upbeat press releases for real results; and to finally hold management accountable for its actions.

It is time for Heinz shareholders to insist upon results, not rhetoric from the company’s board and management.

It is time for Heinz shareholders to act.

Vote your shares on the GOLD proxy card for the revitalization of a great company.

Vote your shares on the GOLD proxy card for 5 new directors willing and able to exercise leadership and demand improved management oversight.

Vote your shares on the GOLD proxy card for an effective shareholder voice and for action in the Heinz boardroom.

Thank you for your time and support.

Sincerely,
The Trian Group

IMPORTANT

The Trian Group considers the vote of ALL shareholders to be very important, no matter how many or how few shares you own.

If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to the Trian Group, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your shares voted (instructions are on your GOLD proxy card).

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the GOLD proxy card as soon as possible.

After signing and returning the enclosed GOLD proxy card, we urge you NOT to return Heinz’s White proxy card because only your latest dated proxy card will be counted.

If you have previously signed and returned a White proxy card to Heinz, you have every right to change your vote. You may revoke any proxy card already sent to Heinz by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If you have any questions concerning the enclosed information, would like to request additional copies of the proxy statement or need help voting your shares, please visit the Trian Group’s informational website: www.enhanceheinz.com or contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
Shareholders Call Toll-Free: (877) 456-3442
Banks and Brokers Call Collect: (212) 750-5833

Notes

[1]	Fortune, April 25, 1988
[2]	Business Week, September 15, 1986
[3]	John Deighton, Harvard Business Review, January 2002
[4]	Julian Hardwick, ABN Amro, September 25, 2000
[5]	Dean Foust, Business Week, November 14, 2005